Exhibit 4.2

AMENDMENT NO.1 TO
RIGHTS AGREEMENT

This Amendment No.1 (this “Amendment”) to the Stockholder Protection Rights Agreement (the “Rights Agreement”), dated as of July 1, 2025, between Jack in the Box Inc. (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”) is made and entered into as of September 8, 2025. Capitalized terms used and not defined in this Amendment shall have the meanings set forth in the Rights Agreement.
WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement;
WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may, from time to time, amend the Rights Agreement in any respect prior to the Flip-in Date without the approval of any holders of the Rights;
WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as provided herein; and
WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.
NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Rights Agent agree as follows:
1.Amendment to Definition of “Acquiring Person”. The definition of “Acquiring Person” as set forth under Section 1.1 of the Rights Agreement is hereby amended to add the following paragraph at the end of the definition:
Notwithstanding the foregoing, “Acquiring Person” shall not include any Person that, together with any of such Person’s Affiliates or Associates, is the Beneficial Owner of less than 20% of the outstanding shares of Common Stock, and that (a) has filed or is entitled to file a statement on Schedule 13G pursuant to the requirements of Rule 13d-1(b) under the Exchange Act with respect to such holdings (but, for the avoidance of doubt, not any Person who files on Schedule 13G pursuant to Rule 13d-1(c) or Rule 13d-1(d)) and (b) has not acquired securities of any publicly listed company with the purpose or effect of changing or influencing the control of such company and has not indicated an intent to designate, nominate or appoint or sought to designate, nominate or appoint any member of a publicly listed company’s board of directors (or governing body performing the analogous function) (a “Passive Institutional Investor”); provided, that a Person who was a Passive Institutional Investor shall no longer be a Passive Institutional Investor if it either (i) files a statement on Schedule 13D or (ii) becomes no longer

Exhibit 4.2
entitled to file a statement on Schedule 13G pursuant to the requirements of Rule 13d-1(b) or otherwise (the earlier to occur of (i) and (ii), a “13D Event”), and such Person shall be an Acquiring Person if it is the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock at any point from and after the time of the 13D Event; provided, however, such Person shall not be an Acquiring Person if (x) such Person promptly notifies the Company of its intent to divest, or to enter into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and (y) such Person subsequently divests (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock or otherwise deemed to be Beneficially Owned by such Person) so that such Person ceases to be the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock; provided, further that such Person shall become an “Acquiring Person” if after reducing its Beneficial Ownership to below 12.5% of the outstanding shares of Common Stock, it subsequently becomes the Beneficial Owner of 12.5% or more of the outstanding shares of Common Stock.
2.Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement, as contemplated by Section 5.4 of the Rights Agreement. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.
3.References to the Rights Agreement. From and after the execution of this Amendment, any reference to “this Agreement,” the “Rights Agreement” or the “Agreement” shall be deemed to be a reference to the Rights Agreement as amended by this Amendment.
4.Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
5.Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term or provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.
6.Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for

Exhibit 4.2
all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

JACK IN THE BOX INC.
By: /s/ Sarah Super
Name: Sarah Super
Title: EVP, Chief Legal & Administrative Officer

COMPUTERSHARE TRUST COMPANY, N.A., as
Rights Agent
By: /s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management